QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.4

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Management
Thiokol Propulsion Operations, a Division of Cordant Technologies Inc.:

    We have audited the accompanying combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. (a wholly owned subsidiary of Alcoa Inc.), (the Successor) as of December 31, 2000 and the combined balance sheet of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., (the Predecessor) as of December 31, 1999 and the related combined statements of income and cash flows for the period from May 26, 2000 through December 31, 2000 (Successor period) and for the period from January 1, 2000 through May 25, 2000 and each of the two years in the period ended December 31, 1999 (Predecessor periods). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the Successor combined financial statements referred to above present fairly, in all material respects, the financial position of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc. (a wholly owned subsidiary of Alcoa Inc.) as of December 31, 2000 and the combined results of its operations and its cash flows for the period from May 26, 2000 through December 31, 2000, and the Predecessor combined financial statements referred to above present fairly, in all material respects, the combined financial position of Thiokol Propulsion Operations, a Division of Cordant Technologies Inc., as of December 31, 1999, and the combined results of its operations and its cash flows for the period from January 1, 2000 through May 25, 2000 and each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

June 8, 2001
Salt Lake City, Utah

F–1

THIOKOL PROPULSION OPERATIONS,
a Division of Cordant Technologies Inc.

COMBINED BALANCE SHEETS

	Successor	Predecessor
	December 31, 2000	December 31, 1999
	(In Thousands)
ASSETS
Current assets:
Cash	$12	$12
Receivables, net	118,666	61,925
Inventories, net	37,931	35,342
Deferred income taxes	27,776	24,452
Other current assets	111	58

Total current assets	184,496	121,789
Property, plant and equipment
Land	8,580	11,631
Buildings and improvements	154,420	204,029
Machinery and equipment	160,609	191,614
Construction in progress	9,501	13,774

	333,110	421,048
Accumulated depreciation	(18,474)	(274,948)

	314,636	146,100
Goodwill and other intangible assets, net	263,254	24,063
Prepaid pension plan assets	163,213	25,624
Other noncurrent assets	29,026	29,221

Total assets	$954,625	$346,797

LIABILITIES AND PARENT COMPANY EQUITY
Current liabilities:
Accounts payable	$27,633	$11,096
Contract advances	16,095	24,771
Accrued compensation	23,761	19,516
Other accrued liabilities	22,512	5,905

Total current liabilities	90,001	61,288
Deferred income taxes	84,615	36,139
Postretirement benefit obligations	113,710	66,710
Other noncurrent liabilities	51,032	61,092

Total liabilities	339,358	225,229
Commitment and contingencies
Parent company equity	615,267	121,568

Total liabilities and parent company equity	$954,625	$346,797

See Notes to the Combined Financial Statements.

F–2

THIOKOL PROPULSION OPERATIONS,
a Division of Cordant Technologies Inc.

COMBINED STATEMENTS OF INCOME

		Predecessor
	Successor
			Year Ended December 31,
	For the Period from May 26 to December 31, 2000	For the Period from January 1 to May 25, 2000
			1999	1998
	(In Thousands)
Net sales	$379,694	$233,258	$605,033	$644,273
Operating expenses:
Cost of sales	308,911	189,612	490,070	540,072
General and administrative	11,476	3,392	7,971	11,583
Research and development	4,561	3,072	7,755	8,403
Selling and marketing	3,113	2,224	5,621	4,265

Total operating expenses	328,061	198,300	511,417	564,323

Income before income taxes	51,633	34,958	93,616	79,950
Income tax provision	20,479	13,626	36,049	30,110

Net income	$31,154	$21,332	$57,567	$49,840

See Notes to the Combined Financial Statements.

F–3

THIOKOL PROPULSION OPERATIONS,
a Division of Cordant Technologies Inc.

COMBINED STATEMENTS OF CASH FLOWS

		Predecessor
	Successor
			Year Ended December 31,
	For the Period from May 26 to December 31, 2000	For the Period from January 1 to May 25, 2000
			1999	1998
	(In Thousands)
Operating activities
Net income	$31,154	$21,332	$57,567	$49,840
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	18,474	7,242	16,446	19,957
Amortization	3,896	435	1,041	1,043
Deferred income taxes	(14,128)	(6,220)	9,857	(577)
Changes in assets and liabilities:
Receivables	(58,007)	(9,019)	12,108	33,762
Inventories	(7,534)	4,945	(4,323)	(2,968)
Accounts payable	17,672	(1,135)	(5,979)	(1,145)
Contract advances	4,375	(13,051)	14,590	(6,175)
Accrued compensation	(8,024)	12,269	2,073	(1,997)
Postretirement benefit obligations	11,692	(227)	(1,012)	452
Other assets and liabilities	17,498	(19,028)	(13,100)	(21,329)

Net cash provided by (used in) operating activities	17,068	(2,457)	89,268	70,863
Investing activities
Capital expenditures	(7,964)	(4,368)	(17,361)	(13,459)
Financing activities
Net change in due from parent company	(9,104)	6,825	(71,907)	(57,404)

Net increase (decrease) in cash	—	—	—	—
Cash at beginning of period	12	12	12	12

Cash at end of period	$12	$12	$12	$12

See Notes to the Combined Financial Statements.

F–4

THIOKOL PROPULSION OPERATIONS,
a Division of Cordant Technologies Inc.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. Description of Business and Basis of Presentation

    Thiokol Propulsion is a leading producer of solid rocket propulsion systems and related products, as well as a provider of certain research and development and launch support services for the National Aeronautics and Space Administration ("NASA"), Department of Defense and commercial space applications. The accompanying combined financial statements of the Thiokol Propulsion Operations (Thiokol or the Company) include the propulsion operations located in northern Utah and Elkton, Maryland, as well as the TCR Composites Division and Thiokol Technology, Inc.

    During 1999 and 1998, and for the period from January 1, 2000 to May 25, 2000, the Company operated as a division of Cordant Technologies Inc., a publicly traded corporation (Cordant).

    On May 25, 2000, Alcoa Inc. (Alcoa) acquired all of the outstanding common stock of Cordant in a cash tender offer. The acquisition of Cordant was accounted for as a purchase and, accordingly, the assets and liabilities of Thiokol have been recorded at their estimated fair values at the date of acquisition based on an allocation of the total purchase price to Thiokol (see Note 5). Subsequent to Cordant's acquisition by Alcoa, the Company continued to operate as a division of Cordant Technologies Inc. (which was renamed the Alcoa Industrial Components Group). Under the separate ownership of both Cordant and Alcoa, Thiokol was organized as a business unit and, as such, was not organized as a separate legal entity.

    As described in Note 13, on April 20, 2001, Alliant Techsystems Inc. (ATK) acquired all of the outstanding common stock of Cordant from Alcoa, following the divestiture of all of Cordant's assets and liabilities other than those related to the Thiokol operations. As such, these combined financial statements are being prepared to present the results of the business operations acquired by ATK. Certain of the Cordant parent company accounts that relate to the operations of Thiokol (for all periods presented) have been carved out of the Cordant consolidated financial statements and are included with the Thiokol operations in these combined financial statements.

    In accordance with Staff Accounting Bulletin (SAB) No. 55, Allocation of Expenses and Related Disclosure in Financial Statements of Subsidiaries, Divisions or Lesser Business Components of Another Entity, calendar years 1999 and 1998 include a full allocation of Thiokol's portion of the Cordant corporate office expenses. Calendar year 2000 includes a full allocation of Thiokol's portion of the Cordant corporate office expenses for the period from January 1 to May 25, 2000 and an allocation of Alcoa Industrial Components Group expenses for the period from May 26 to December 31, 2000.

    All excess cash generated by the Company for all periods presented in the accompanying combined financial statements was distributed to the respective parent company. No attempt has been made to estimate and record interest income that would have accrued to the Company had the cash been retained.

    As described above, prior to the May 25, 2000 acquisition by Alcoa, Thiokol was a division of Cordant. The accompanying combined balance sheet as of December 31, 1999 and the combined statements of income and cash flows for the periods from January 1, 1998 through May 25, 2000 are presented based on Cordant's accounting policies and are included under the caption "Predecessor". The "Successor" balance sheet as of December 31, 2000, and the statements of income and cash flows for the period from May 26, 2000 to December 31, 2000 reflect the acquisition of the Company by Alcoa and are presented based on Alcoa's accounting policies (see Note 2—Pension Benefit Plans). Additionally, the Successor financial statements reflect the change in basis of accounting as a result of the purchase price allocation from Alcoa.

F–5

    Because Thiokol was a division and not a separate legal entity under either Cordant or Alcoa, no formal capital structure existed for Thiokol for the periods presented. The difference between Thiokol's operating assets and liabilities is reflected as "Parent company equity" in the accompanying combined financial statements and includes each respective parent company's original investment in the Company as well as accumulated earnings since the respective acquisition by each parent company and other intercompany transactions between the Company and the respective parent.

2. Significant Accounting Policies

Combination Policy

    The combined financial statements include the accounts of the appropriate entities discussed in Note 1 above. All significant intercompany accounts and transactions have been eliminated from the combined financial statements.

Use of Estimates

    These statements are prepared in conformity with generally accepted accounting principles, which require management to make estimates and assumptions. Estimates of contract costs and revenues, valuation accounts, reserves and other balances are utilized in the earnings recognition process that affect the reported amounts in the financial statements. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Comprehensive Income

    For the periods from May 26 to December 31, 2000 and January 1 to May 25, 2000 and the years ended December 31, 1999 and 1998, the Company had no other elements of comprehensive income. Therefore, for those periods, comprehensive income equaled net income.

Revenue Recognition Under Long-Term Contracts

    Revenues encompass products sold and services performed principally under contracts and subcontracts with various United States Government (government) agencies and aerospace prime contractors. Revenues under cost-type contracts are recognized as costs are incurred and include a portion of total estimated earnings to be realized as a ratio of costs incurred during the period to estimated total costs. Revenues under fixed-price-type contracts are recognized when deliveries are made or upon completion of specified tasks. Cost or performance incentives are incorporated into certain contracts and are recognized when awards are earned, or when realization is reasonably assured and amounts can be reasonably estimated. The Company participates in teaming arrangements and records its share of revenues and profits related to such arrangements on the percentage of completion method. Adjustments to estimates, which can affect both sales and earnings, are made in the period in which the information necessary to make the adjustment becomes available. Provisions for estimated losses on contracts are recorded when identified.

F–6

Concentrations of Risk

    A significant portion of the Company's sales (90% in 2000, 91% in 1999 and 92% in 1998) are derived from contracts with the U.S. government. Should the government terminate existing contracts or cease to enter into future contracts, the operations of the Company would be materially impacted.

Inventories

    Inventories are stated at the lower of cost or market. Inventories include estimated recoverable costs related to long-term fixed-price contracts, including direct production costs and allocable indirect costs, less related progress payments received. In accordance with industry practice, such costs include amounts that are not expected to be realized within one year. The government may acquire title to, or a security interest in, certain inventories as a result of progress payments made on contracts and programs.

Property, Plant, and Equipment

    Property, plant, and equipment acquired prior to the acquisition by Alcoa were recorded at cost and depreciated using either the straight-line method or a declining balance method. Property, plant, and equipment on hand at the date of the acquisition by Alcoa are recorded at their fair value based on an independent appraisal. Property, plant, and equipment purchased subsequent to the acquisition date are recorded at cost. Subsequent to the acquisition date, property, plant and equipment are depreciated using the straight-line method. Building and improvements' useful lives range from 20 to 30 years and other assets' useful lives range from 3 to 20 years.

Goodwill and Other Intangible Assets

    Goodwill represents the excess of cost over net tangible assets of acquired businesses, including push-down goodwill resulting from the acquisition of the Company by the respective parent companies. Other intangible assets include costs associated with the development or acquisition of trade names. It is the Company's policy to amortize other intangible assets and goodwill on a straight-line basis over not more than 40 years. Accumulated amortization (in thousands) amounted to $3,896 at December 31, 2000 (Successor) and $31,269 at December 31, 1999 (Predecessor).

Impairment of Long-Lived Assets

    The carrying value of property, plant and equipment and intangibles is evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying business. Adjustments for impairment are made if the sum of expected future net discounted cash flows is less than the carrying value.

Pension Benefit Plans

    Pension costs charged to and recovered through government contracts approximate amounts contributed to pension plans. Pension costs for financial statement purposes are calculated in conformity with SFAS No. 87, Employers' Accounting for Pensions. Historically, the annual amount of pension cost recovered through government contracts and included in sales exceeded the amount of

F–7

pension cost included in the financial statements. As a result, the Company deferred sales to provide a better matching of revenues and expenses. This accounting practice of deferring revenue was changed on May 25, 2000 with the acquisition by Alcoa. Under the Successor basis of accounting, pension costs are recognized as revenue as they are charged to and recovered through government contracts. Had revenue not been deferred from January 1 to May 25, 2000 under the Predecessor's accounting policy, income before income taxes would have increased by approximately $8.6 million. The amount of deferred revenue as of December 31, 1999 was $77.5 million and was netted against the prepaid pension plan assets.

Income Taxes

    For each of the periods presented, the Company's operating results were included in its respective parent company's income tax return. Therefore, the Company has not historically accounted for income taxes on a stand-alone basis. However, for purposes of the accompanying financial statements, income taxes have been calculated and presented as if the Company had prepared a separate income tax return. The Company has presented income taxes using the liability method. Deferred tax assets and liabilities result from temporary differences between the basis of assets and liabilities recognized for financial reporting and taxes. The provision for income taxes includes, in the period of enactment, the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities.

Fair Value of Financial Instruments

    The carrying value of the Company's financial instruments, which consist primarily of accounts receivable and payable, approximate their fair value.

Supplemental Cash Flow Information

    Noncash investing and financing activities in 2000 include approximately $443 million of investing and financing activities related to the acquisition of the Company by Alcoa including the allocation by Alcoa of the excess of Alcoa's purchase price over the carrying value of the net assets of the Company.

New Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission issued SAB 101, Revenue Recognition in Financial Statements. The SAB clarifies proper methods of revenue recognition given certain circumstances surrounding sales transactions. The Company adopted SAB 101 in the fourth quarter of 2000. As expected, SAB 101 did not have a material effect on the Company's financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS Nos. 137 and 138, is effective for the Company as of January 1, 2001. The new rule establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. As of December 31, 2000, the Company did not hold any derivative instruments. As a result, the Company does not expect that the adoption of SFAS No. 133, as amended, will have a significant effect on earnings or the financial position of the Company.

F–8

3. Receivables

    Receivables consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Receivables under government contracts and subcontracts:
Amounts billed	$55,403	$44,304
Unbilled costs and accrued profits	54,846	8,739

Total government receivables	110,249	53,043
Trade accounts receivable	7,558	8,423
Other current receivables	859	459

Total	$118,666	$61,925

    Receivables under government contracts and subcontracts contain unbilled costs and accrued profits that consist primarily of sales recognized on contracts that have not been billed. Such amounts are billed based on contract terms and delivery schedules. According to government contracting industry standards, accounts receivable includes some amounts that may not be billed within a year. The Company estimates that this amount is approximately $28 million at December 31, 2000.

    Cost and incentive-type contracts and subcontracts are subject to governmental audit and review. It is anticipated that adjustments relating to these audits and reviews, if any, will not have a material effect on the Company's financial condition. The government receivable balance includes approximately $22 million of disputed costs by the government, and the Company has recorded an allowance of approximately $22 million for potential settlements with the government. The Company has recorded additional allowances of approximately $8.1 million as an offset to unbilled costs that may not be recoverable.

    Cost management fees of approximately $7 million under the Space Shuttle Reusable Solid Rocket Motor (RSRM) contract at December 31, 2000 have been included in revenue. Realization of such fees is reasonably assured based on actual and anticipated contract cost performance; however, all cost management fees remain at risk until contract completion and NASA review. Unanticipated program problems, which erode cost management performance, could cause some or all of the recognized cost management fees to be reversed and would be offset against receivables from the government or repaid to the government. Circumstances which could erode cost management performance include, but are not limited to, failure of a Company supplied component, performance problems with the RSRM leading to a major redesign and/or requalification effort, manufacturing problems including supplier problems which result in RSRM production interruptions or delays, and major safety incidents. The Company is currently producing RSRMs under the RSRM Buy 4 contract, which is expected to be in effect through 2007.

F–9

4. Inventories

    Inventories consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Work-in-process	$8,627	$8,473
Raw materials and supplies	13,724	13,398
Inventoried costs related to government contracts and other long-term contracts	39,809	39,938
Less: progress payments received on long-term contracts	(24,229)	(26,467)

Total	$37,931	$35,342

5. Purchase Price Allocation

    In connection with Alcoa's purchase of all of the outstanding common stock of Cordant in May 2000 for cash consideration of approximately $3.3 billion, Alcoa allocated $600 million of the purchase price to Thiokol based upon valuations performed by third parties. Alcoa also assumed certain liabilities of the Company. The allocation of the purchase price to Thiokol resulted in increases in the net book value of the following assets: fixed assets of approximately $183 million; prepaid pension plan assets and other long-term assets of approximately $131 million; and goodwill and other intangibles of approximately $244 million.

6. Other Noncurrent Liabilities

    Other noncurrent liabilities consist of the following at December 31, 2000 and 1999 (in thousands):

	Successor 2000	Predecessor 1999
Environmental remediation (See Note 11)	$12,749	$14,011
Postemployment benefit obligations	11,679	13,470
Other employee benefit obligations	13,694	14,068
Self-insurance reserves and other	12,910	19,543

Total	$51,032	$61,092

7. Parent Company Equity

    As indicated in Note 1, "Parent company equity" in the accompanying combined balance sheets includes each respective parent company's equity in the net assets of Thiokol. A summary of the

F–10

changes in Parent company equity for the periods from May 26 to December 31, 2000 and January 1 to May 25, 2000 and the years ended December 31, 1999 and 1998 is as follows (in thousands):

	Successor	Predecessor
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000	1999	1998
Balance, beginning of the period	$149,725	$121,568	$135,908	$143,472
Net income	31,154	21,332	57,567	49,840
Net change in due from parent company	(9,104)	6,825	(71,907)	(57,404)
Change in basis as a result Alcoa acquisition	443,492	—	—	—

Balance, end of the period	$615,267	$149,725	$121,568	$135,908

8. Pension and Other Postretirement Benefit Plans

    The Company has three noncontributory defined pension plans covering most employees. The Company also provides certain nonvested health care and life insurance benefits to most retirees and

F–11

eligible dependents (other benefits). The Company's pension and other benefit plans are summarized as follows at December 31 (in thousands):

	Pension Benefits		Other Benefits
	2000	1999	2000	1999
Change in projected benefit obligations:
Beginning projected benefit obligations	$(647,253)	$(680,551)	$(136,107)	$(135,648)
Service cost	(12,000)	(15,040)	(3,801)	(4,170)
Interest cost	(46,255)	(44,631)	(10,489)	(8,829)
Plan amendments	—	(1,041)	—	—
Curtailment/settlement	9,352	—	—	—
Actuarial gain (loss)	20,553	52,304	(12,066)	(579)
Benefits paid	40,079	41,706	10,997	13,119

Ending projected benefit obligations	$(635,524)	$(647,253)	$(151,466)	$(136,107)
Change in plan assets:
Beginning fair value of plan assets	$762,332	701,185	$29,717	$24,345
Actual return on plan assets	(3,032)	99,533	985	3,521
Employer contributions	8,232	3,320	13,328	14,970
Benefits paid	(40,079)	(41,706)	(10,997)	(13,119)

Ending fair value of plan assets	$727,453	$762,332	$33,033	$29,717
Reconciliation to balance sheet amounts:
Fair value of plan assets exceeds (less than) projected benefit obligations	$91,929	$115,079	$(118,433)	$(106,390)
Unrecognized net loss (gain)	58,989	(36,747)	4,723	39,680
Unrecognized prior service cost	—	8,535	—	—
Unrecognized net transition asset	—	(9,030)	—	—

Net prepaid (accrued) pension cost	$150,918	$77,837	$(113,710)	$(66,710)

    One of the Company's pension plans has net prepaid pension assets of (in thousands) $163,213 while the other two pension plans have net accrued pension obligations of $(11,274) and $(1,021), respectively. Assets of the Company-sponsored plans are invested primarily in marketable equity securities and bonds. Unrecognized net gains (losses), unrecognized prior service costs and unrecognized net transition assets (obligations) of (in thousands) $48,034 related to the Company's pension plans and $(47,594) related to the Company's postretirement benefit obligations were recognized in connection with the Alcoa purchase on May 25, 2000. In addition, the discount rate increased from 6.75% in 1998 to 7.5% in 1999 and then to 7.75% in 2000, which produced actuarial gains in both years on the projected benefit obligations.

    Certain pension plans contain restrictions on using excess pension plan assets in the event of a change in control of the Company.

F–12

    Included in the aggregated data in the above tables are amounts applicable to the Company's pension plans with accumulated and projected benefit obligations in excess of plan assets. Amounts related to such plans are summarized as follows at December 31 (in thousands):

	2000	1999
Projected benefit obligation	$12,418	$23,997
Accumulated benefit obligation	11,910	20,196
Fair value of plan assets	—	—

    Actuarial assumptions used in determining net pension cost for all defined benefit pension plans were as follows:

	2000	1999	1998
Discount rate	7.75%	7.50%	6.75%
Rate of compensation increase	5.00%	4.75%	4.75%
Expected long-term rate of return on assets	9.00%	9.00%	9.00%

    Actuarial assumptions used to measure the accumulated postretirement benefit obligation and cost were as follows:

	2000	1999	1998
Discount rate	7.75%	7.50%	6.75%
Before age 65 health care cost trend rate	7.00%	8.00%	9.00%
After age 65 health care cost trend rate	7.00%	6.40%	6.80%
Expected long-term rate of return on assets	9.00%	8.00%	8.00%

    For measurement purposes, the health care cost trend rate to be used in 2001 for covered health care benefits is 8.50%. The rate was assumed to decrease to 5.50% by 2005.

    A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

	1 percentage point increase	1 percentage point decrease
Effect on total of service and interest cost components	$267	$244
Effect on postretirement benefit obligations	$7,715	$7,045

F–13

    The annual cost for all Company-sponsored defined benefit pension and other postretirement benefit plans includes the following components (in thousands):

	Pension Benefits			Other Benefits
	2000	1999	1998	2000	1999	1998
Components of net periodic benefit cost:
Service cost	$12,000	$15,040	$12,865	$3,801	$4,170	$3,130
Interest cost	46,255	44,631	41,559	10,489	8,829	9,127
Expected return on plan assets	(65,063)	(58,553)	(49,168)	(2,674)	(2,111)	(1,743)
Amortization of:
Unrecognized net loss	323	1,779	2,434	1,116	3,072	2,827
Unrecognized prior service cost	350	729	719	—	—	—
Unrecognized net asset	(1,326)	(3,184)	(2,629)	—	—	—

Net periodic benefit cost	$(7,461)	$442	$5,780	$12,732	$13,960	$13,341

    The Company has a matching 401(k) savings plan for eligible employees. Company contributions to the matching savings plan were approximately $4.0 million for the period from May 26 to December 31, 2000, $3.0 million for the period from January 1 to May 25, 2000, $6.7 million in 1999, and $6.4 million in 1998, and are based on a limited percentage of participant contributions. The Company also sponsors certain supplemental plan arrangements to provide retirement benefits to specified groups of participants. Contributions are included in a restricted trust which is subject to the claims of the Company's creditors. As of December 31, 2000, the assets in the restricted trust totaled approximately $16.3 million.

F–14

9. Income Taxes

    The income tax provision is as follows (in thousands):

	Successor	Predecessor
			Year Ended December 31
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000
			1999	1998
Current taxes:
Federal	$29,938	$17,164	$22,607	$26,451
State	4,669	2,682	3,585	4,236

	34,607	19,846	26,192	30,687
Deferred taxes:
Federal	(12,009)	(5,287)	8,379	(490)
State	(2,119)	(933)	1,478	(87)

	(14,128)	(6,220)	9,857	(577)

	$20,479	$13,626	$36,049	$30,110

    A reconciliation of the United States statutory rate to the effective income tax rate is as follows:

	Successor	Predecessor
			Year Ended December 31
	Period from May 26, 2000 to December 31, 2000	Period from January 1, 2000 to May 25, 2000
			1999	1998
Statutory rate	35%	35%	35%	35%
Effect of:
State taxes, net of federal benefit	2.9	2.9	2.9	2.9
R&D and other credits	(.8)	(.8)	(.8)	(1.4)
Nondeductible goodwill amortization	3.2	.5	.4	.5
Other	(.6)	1.4	1.0	.7

	39.7%	39.0%	38.5%	37.7%

F–15

    The components of deferred income taxes are as follows (in thousands):

	Successor	Predecessor
	December 31, 2000	December 31, 1999
Provision for estimated expenses	$28,201	$26,624
Accrued retiree benefits other than pensions	48,885	31,461
Vacation and deferred compensation accruals	6,863	6,465
Other	3,827	3,042

Deferred tax assets	87,776	67,592
Recognition of income on contracts reported on different methods for tax purposes than for financial reporting	37,897	39,542
Property, plant and equipment	95,170	29,669
Pension benefits	10,743	8,601
Other	805	1,467

Deferred tax liabilities	144,615	79,279

Net deferred tax assets (liabilities)	$(56,839)	$(11,687)

Balance sheet classification:
Current assets	$27,776	$24,452
Noncurrent liabilities	84,615	36,139

Net deferred tax assets (liabilities)	$(56,839)	$(11,687)

    At the time of the acquisition by Alcoa and as discussed in Note 1, the financial reporting basis of property, plant, and equipment was increased to its fair market value with no corresponding increase in the tax basis of these assets. As a result, a deferred tax liability of approximately $65.5 million was recorded with a corresponding increase to goodwill.

    As discussed in Note 2, the Company's tax provision was calculated as if the Company was a stand-alone entity. Because only a consolidated tax return was filed at the parent company level, any amounts calculated as current tax liabilities as of December 31, 2000 and 1999 are treated as being paid through the due to/from the parent company (included in Parent company equity). No income tax amounts are remitted directly to government authorities by the Company.

10. Contingent Matters

    Various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Given the uncertainties associated with legal proceedings, the precise amount of loss, if any, is not presently determinable. Therefore, it is possible that the results of operations or liquidity in a particular period could be materially affected by the resolution of certain contingencies. The Company believes, based in part on the advice of legal counsel, that the disposition of matters that are pending or asserted will not have a material adverse effect on the Company's financial condition.

    Cordant is currently pursuing a litigation matter against a former joint venture partner. Cordant has asserted that the joint venture partner is not in compliance with a royalty agreement between the two companies. Cordant is pursuing unpaid past royalties in addition to future compliance with the royalty agreement. The Company, based in part on the advice of legal counsel, is unable to determine the ultimate resolution of this matter. As a result, the Company has not recorded a receivable for potential recovery as of December 31, 2000.

F–16

    In 1998, a livestock company filed an action against the Company alleging damages for contamination of grazing property and death of cattle. The action arises from a 1956 sale of approximately 9,000 acres of land by the livestock company to the Company in which the livestock company retained grazing rights to the property. In May 2001, a jury found the Company liable based on causes of action for nuisance, negligence, and breach of contract. Compensatory damages were assessed in the amount of approximately $3 million. Additional punitive damages were assessed in the amount of approximately $5 million. The Company is currently exploring possible grounds for appeal. However, the Company recorded a reserve for $8 million that is included within other accrued liabilities in the accompanying combined balance sheet as of December 31, 2000.

11. Environmental Matters

    The Company is involved with two Environmental Protection Agency (EPA) superfund sites designated under the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) in Morris County, New Jersey. These sites were operated approximately 30 years ago by the Company for government contract work. The Company has not incurred any significant costs related to these environmental sites. The Company has signed a consent decree with the EPA on the Rockaway Borough Well Field site and with the state of New Jersey on the Rockaway Township Well Field site. At the Rockaway Borough site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3.1 million, of which approximately $0.2 million is estimated to be spent during 2001. At the Rockaway Township Well Field site, the Company's estimate for response costs, site remediation, and future operations and maintenance costs is $3.3 million, of which approximately $0.3 million is estimated to be spent during 2001. The Company has recorded a long-term liability of $5.9 million and a current liability of $0.5 million which are included in other noncurrent liabilities and other accrued liabilities, respectively, representing the estimated future costs relating to these sites.

    In addition to the above sites, the Company has ongoing involvement with environmental issues at other locations and has recorded a $7.5 million accrual for response costs, site remediation, and future operations and maintenance costs. Of the total, $6.8 million and $0.6 million are recorded in other noncurrent liabilities and other accrued liabilities, respectively. The environmental liabilities have been determined using undiscounted future cash flows. The Company believes that any liability exceeding amounts recorded will not have a material adverse impact on the Company's financial condition.

12. Lease Commitments

    The Company has operating leases that are principally short-term and primarily for buildings, office space, other real estate and equipment. Renewal options are available on certain of these leases. Future minimum rental commitments under non-cancelable leases total approximately $5.9 million in 2001, $5.6 million in 2002, $4.2 million in 2003 and $.7 million in 2004. Certain plant facilities and equipment are provided for use by the government under short-term or cancelable arrangements. Rental expense amounted to $7.3 million for the period from May 26 to December 31, 2000, $5.2 million for the period from January 1 to May 25, 2000, $14.1 million in 1999, and $12.8 million in 1998.

13. Subsequent Event

    On January 30, 2001, Alcoa entered into a definitive agreement to sell the Company to Alliant Techsystems Inc. for approximately $685 million in cash plus the assumption of certain liabilities. The transaction was completed on April 20, 2001.

F–17

QuickLinks

REPORT OF INDEPENDENT AUDITORS
COMBINED BALANCE SHEETS
COMBINED STATEMENTS OF INCOME
COMBINED STATEMENTS OF CASH FLOWS
NOTES TO COMBINED FINANCIAL STATEMENTS